Exhibit 99.1
FOR IMMEDIATE RELEASE
RCN Names Jose A. Cecin, Jr. Executive Vice President and Chief Operating Officer
Herndon, VA, September 28, 2009 - RCN Corporation (NASDAQ: RCNI), a leading provider of all-digital and high-definition video, high-speed internet, and premium voice services to residential and small-medium business customers, as well as high-capacity transport services to carrier and large enterprise customers, today announced that it has named Jose “Joe” A. Cecin, Jr., 46, to the newly-created position of executive vice president and chief operating officer. Mr. Cecin will lead RCN Residential and RCN Business Services, which had each been managed separately, and will report to Peter D. Aquino, president and chief executive officer. RCN Metro Optical Networks, led by Felipe Alvarez, senior vice president and president of RCN Metro, will continue to report to Mr. Aquino. Mr. Cecin joined RCN’s board of directors on April 1, 2009 and will retain his board seat but will step down from the Audit and Compensation Committees. In addition, RCN is in the process of conducting a search for additional new independent directors.
Peter D. Aquino, of RCN, stated, “Joe Cecin has spent his entire career developing, growing and running integrated cable/telecommunications providers. His deep experience and entrepreneurial spirit will provide key leadership to our growth strategy for the Residential/Small-Medium Business segment, which currently contributes over 70% of RCN’s consolidated revenues, and additional bench strength to the corporation. We welcome him into the RCN executive team and look forward to his contributions in future.”
Mr. Cecin has over 24 years of leadership and management experience and has had a strong focus on telecom operations, finance and corporate development over his career. Most recently, he was founder and President of Lumina Advisors, a strategy, operations and corporate development advisory company. Prior to forming Lumina, Mr. Cecin was Managing Director and Group Head of the Communications Investment Banking practice of BB&T Capital Markets, the investment banking division of BB&T Corporation, one of the largest financial institutions in the United States with over $150 billion in assets. In 1999, he co-founded Cambrian Communications, a facilities-based telecommunications service provider, where he served as Chief Operating Officer. As COO, he was responsible for network engineering, construction, operations, information systems and project management, and supervised the design, construction, deployment and operation of a regional fiber optic communications network. Mr. Cecin was also a founding member of Wave International, a company focused on financing and building telecommunications infrastructure in emerging markets. As part of the Wave team from 1996 to 1999, he helped to acquire, fund and build out a triple-play telecommunications company spanning the 5 largest cities in Venezuela. Before his tenure with Wave International, Mr. Cecin served as Managing Director of Corporate Development at Bell Atlantic Corporation (now Verizon).
Mr. Cecin currently serves as chairman of the board of directors of Arbinet Corporation (NASDAQ: ARBX), a leading provider of international voice and IP solutions to carriers and service providers globally. Mr. Cecin also serves as director of SkyTerra Communications, a 4G satellite services company. From 2004 to 2007, he served as an independent Director of NEON Group, Inc., a facilities-based telecommunications company subsequently acquired by RCN Corporation.

Mr. Cecin earned a BS degree in Electrical Engineering from the United States Military Academy at West Point and an MBA from Stanford University. Prior to attending graduate school, Mr. Cecin served as an officer in the United States Army’s 25th Infantry Division.
About RCN Corporation
RCN Corporation, (NASDAQ: RCNI) http://www.rcn.com, is a competitive broadband services provider delivering all-digital and high-definition video, high-speed internet and premium voice services to residential and small-medium business customers under the brand names of RCN and RCN Business Services, respectively. In addition, through its RCN Metro Optical Networks business unit, RCN delivers fiber-based high-capacity data transport services to large commercial customers, primarily large enterprises and carriers, targeting the metropolitan central business districts in the company’s geographic markets. RCN’s primary service areas include Washington, D.C., Philadelphia, Lehigh Valley (PA), New York City, Boston and Chicago. (RCNI-G)
RCN Forward-Looking Statements
This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of RCN’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

Contacts:	Richard Ramlall, SVP Strategic External Affairs and Programming, RCN, 703-434-8430
Carolyn Capaccio, Lippert/Heilshorn & Associates, 212-838-3777

Media:	Mike Houghton, Communicreate, 703-799-7383, mike.houghton@rcn.net
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